Exhibit 99.1

Guerrilla RF Reports First Quarter 2025 Results

First Quarter 2025 revenue declined 14% due in part to reduced wireless infrastructure shipments

Automotive revenue increased 72%

Implementation of significant cost reduction measures

GREENSBORO, NC — May 13, 2025 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency (RF) and microwave semiconductors, today announced first quarter 2025 financial results.

“While economic uncertainty during the first quarter has impacted our first quarter results, we are not experiencing a material decrease in demand as we look to the remainder of the year,” said Founder and CEO Ryan Pratt. “we continue to focus on growing revenue and managing expenses as we seek to implement our plan to reach profitability,” he continued.

First Quarter 2025 Highlights

First quarter 2025 revenue decreased over the same period in 2024, coming in at $4.4 million compared to $5.1 million for the year ago quarter. This decrease was due to a wireless infrastructure design win that contributed $1.5 million to our first quarter 2024 revenue that did not recur in 2025.

Partially offsetting the first quarter decline in wireless infrastructure revenue, our automotive business experienced a 72% increase and we achieved modest gains in our catalog markets, specifically military, aerospace and navigation products.

Gross profit margin decreased to 61.1% in the first quarter of 2025, down from 63.3% in the year ago quarter. This is a result of the overall shift in the market mix of our revenue during the quarter.

Contribution margin decreased to 73.0% in the first quarter of 2025, down from 74.3% in the year ago quarter. This is also the result of the overall shift in the market mix of our revenue during the quarter.

Overhead costs were slightly down in the first quarter as we continue to manage costs. Due to reduced revenue for the quarter, overhead costs as a percentage of sales increased to 12% from 11% for the year ago quarter.

The Company recorded an operating loss of $3.2 million in the first quarter of 2025, compared with $1.8 million in the year ago quarter. The increased loss is a result of $0.6 million decline in gross profit, $0.4 million in additional consulting fees and $0.4 million in severance costs related to efficiency efforts. These severance costs are a one-time occurrence and are part of significant cost reduction measures focused on organizational efficiency that were executed during the quarter. These actions are expected to meaningfully improve both our cash position and profit margin profile going forward.

Key Metrics (Non-GAAP Measures)

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP.  The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data.  In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Quarter Ended March 31,
	2025 Unaudited	2024 Unaudited
Key Metrics
Number of products released	8	2
Number of total products	171	133
Number of products with lifetime revenue exceeding $100 thousand	76	67
Product backlog (in millions)	$6.7	$8.3

Number of products released: The total number of distinct new products released into production (products that have completed design, quality, and supply chain readiness) during the period.

Number of total products: The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand: The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog: The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

Full financial details can be found in our 10-Q filed with the Securities and Exchange Commission.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://www.guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at https://www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840